Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE
BRIGHAM EXPLORATION ANNOUNCES 1,200 BARREL OF OIL PER DAY BAKKEN COMPLETION WEST OF NESSON ANTICLINE
Austin, TX — February 3, 2009 — Brigham Exploration Company (NASDAQ: BEXP) announced the completion of its Olson 10-15 #1H well, which is west of the Nesson Anticline in Williams County, North Dakota, at an initial 24-hour production rate of approximately 1,200 barrels of oil and 1.4 MMcf of natural gas per day. Brigham also announced an apparent Red River discovery in Roosevelt County, Montana and production to sales of its Chandeleur Sound SL 19312 #1 well. Finally, fourth quarter 2008 production is expected to be slightly over 37 MMcfe per day.
Olson 10-15 #1H — Brigham has successfully completed its Olson 10-15 #1H at an initial production rate of approximately 1,200 barrels of oil and 1.4 MMcf of natural gas per day. Brigham owns a 100% working interest and an approximate 80% revenue interest in the well. The Olson is located in Williams County, North Dakota, which is west of the Nesson Anticline. Surrounding the Olson, in both Williams and McKenzie Counties, North Dakota, Brigham controls approximately 105,000 net acres for future development.
The Olson is located between the Field 18-19H and Erickson 8-17H, which were drilled in late 2006. The Field and Erickson were both long laterals completed with one large fracture stimulation and came on-line at initial production rates of approximately 200 barrels of oil per day. The Field and Erickson subsequently produced at stabilized rates of approximately 50 to 90 barrels of oil per day. The Olson is also a long lateral well; however, it was completed with swell packers and 20 fracture stimulation stages, as opposed to a single uncontrolled stimulation in the case of the Field and Erickson wells.
Friedrich Trust 31 #1 — Brigham has successfully completed its third apparent Red River discovery in Roosevelt County, Montana. The Friedrich Trust 31 #1 was successfully drill-stem tested with 100% oil collected in the test chamber. The well experienced minimal pressure drawdown during testing. Including the Richardson 25 #1 and Richardson 30 #1, Brigham has now successfully drilled 3 consecutive Red River wells using 3-D seismic stratigraphic attributes to identify Red River reservoirs. Brigham owns a 77% working interest and an approximate 59% revenue interest in the Friedrich Trust. The well is expected to come on-line to production by the end of the month.
Chandeleur Sound SL 19312 #1 — Brigham successfully brought on-line its Chandeleur Sound SL 19312 #1 discovery in late-January at an initial production rate of approximately 2.9 MMcfe per day. Brigham retains a 50% working and 38% revenue interest in the well with Clayton Williams Energy Inc. (NASDAQ: CWEI) retaining a 50% working interest.
Bud Brigham, the Chairman, President and CEO, stated, “We’re excited about the very strong initial performance of our Olson 10-15 #1H. Importantly, we believe this high rate completion validates the transfer of completion technologies from Mountrail County, North Dakota to our sizeable acreage position west of the Nesson Anticline. Further, we believe we are the first company in the Williston Basin to have both run nineteen swell packers and fracture stimulate twenty stages in a long lateral. We believe the Olson’s strong initial production rate, the strongest of any well we’ve completed to date, further validates our belief that increasing the reservoir exposed to the borehole while increasing the number of fracture stimulation stages enhances well performance and economics. We anticipate completing the Figaro 29-32 #1H, the Strobeck 27-34 #1H and the Anderson 28-33 #1H with 20 fracture stimulation stages as soon as we see some moderation in pressure pumping service costs. Assuming the drilling of two laterals across two sections, we could drill approximately 164 net wells on our approximate 105,000 net acres west of the Nesson Anticline.”

Bud Brigham continued, “We anticipate our fourth quarter 2008 production to come in slightly above 37 MMcfe per day. In the first quarter 2009, we anticipate our production volumes will benefit from bringing the Olson 10-15 #1H, the Friedrich Trust 31 #1, the Chandeleur Sound SL 19312 #1 and the Breton Sound SL 19054 #1 on-line to sales.”
About Brigham Exploration
Brigham Exploration Company is a leading independent exploration and production company that applies 3-D seismic imaging and other advanced technologies to systematically explore for and develop onshore domestic oil and natural gas reserves. For more information about Brigham Exploration, please visit our website at www.bexp3d.com or contact Investor Relations at 512-427-3444.
Forward-Looking Statement Disclosure
Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements within the meaning of the federal securities laws. Important factors that could cause our actual results to differ materially from those contained in the forward-looking statements include our growth strategies, our ability to successfully and economically explore for and develop oil and gas resources, anticipated trends in our business, our liquidity and ability to finance our exploration and development activities, market conditions in the oil and gas industry, our ability to make and integrate acquisitions, the impact of governmental regulation and other risks more fully described in the company’s filings with the Securities and Exchange Commission. Forward- looking statements are typically identified by use of terms such as “may,” “will,” “expect,” “anticipate,” “estimate” and similar words, although some forward-looking statements may be expressed differently. All forward-looking statements contained in this release, including any forecasts and estimates, are based on management’s outlook only as of the date of this release, and we undertake no obligation to update or revise these forward-looking statements, whether as a result of subsequent developments or otherwise.

Contact:	Rob Roosa, Finance Manager (512) 427-3300